UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Fuel Tech, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FUEL TECH, INC.
27601 Bella Vista Parkway
Warrenville, Illinois 60555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be Held May 20, 2010
IMPORTANT
FUEL TECH ANNUAL MEETING
1. ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS OF FUEL TECH
2. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009 TO NAMED EXECUTIVE OFFICERS
OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009 FOR NAMED EXECUTIVE OFFICERS
OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END FOR NAMED EXECUTIVE OFFICERS
DIRECTOR COMPENSATION
DIRECTOR COMPENSATION IN FISCAL YEAR 2009
NON-EMPLOYEE DIRECTORS OUTSTANDING STOCK OPTIONS AT 2009 FISCAL YEAR END
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
GENERAL

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held May 20, 2010

To the Stockholders of Fuel Tech, Inc.:

The annual meeting of stockholders of Fuel Tech, Inc., a Delaware corporation (Fuel Tech), will be held Thursday, May 20, 2010, at 10:00 a.m. local time at the Wyndham Lisle-Chicago Hotel & Executive Meeting Center, 3000 Warrenville Road, Lisle, Illinois 60532 (Annual Meeting), to consider and vote on the following items, each of which is explained in the attached proxy statement (Proxy Statement). We have enclosed a proxy card or a voting instruction form for your use in voting.

1. To elect eight (8) directors;

2. To ratify the appointment of Grant Thornton LLP as Fuel Tech’s independent registered public accounting firm; and

3. To transact any other business that may properly come before the meeting or at any adjournment thereof.

Only stockholders of record at the close of business on March 23, 2010 are entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available before the meeting for examination by any stockholder, for any purpose relevant to the meeting, during ordinary business hours at 27601 Bella Vista Parkway, Warrenville, Illinois 60555. That list will also be available for inspection at the Annual Meeting.

Fuel Tech’s Annual Report for 2009 is enclosed with this Notice of Annual Meeting and Proxy Statement.

FUEL TECH, INC.

Albert G. Grigonis
Secretary

April 26, 2010

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

For Internet or telephone voting, please refer to the instructions on the proxy card or voting instruction form.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Annual Meeting to be Held on May 20, 2010. Fuel Tech’s Proxy Statement and Annual Report to Stockholders are available at:  http://bnymellon.mobular.net/bnymellon/ftek.

If you send a written request with your return address to Fuel Tech “Attention: Stockholder Relations” at the address printed on the Notice of Meeting, Fuel Tech will mail to you without charge a complete copy of its Annual Report on Form 10-K for the year ended December 31, 2009 including financial statements and related schedules but without exhibits in the form in which it was filed with the Securities and Exchange Commission.

This Proxy Statement contains “forward-looking statements” as defined in Section 21E of the Securities Exchange Act of 1934, as amended, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect Fuel Tech’s current expectations regarding future growth, results of operations, cash flows, performance and business prospects, and opportunities, as well as assumptions made by, and information currently available to, our management. Fuel Tech has tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “plan,” “expect,” “estimate,” “intend,” “will,” and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. These statements are based on information currently available to Fuel Tech and are subject to various risks, uncertainties, and other factors, including, but not limited to, those discussed in Fuel Tech’s Annual Report on Form 10-K in Item 1A under the caption “Risk Factors,” which could cause Fuel Tech’s actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Fuel Tech undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances or for any other reason. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those detailed in Fuel Tech’s filings with the Securities and Exchange Commission.

FUEL TECH, INC.

Proxy Statement

FUEL TECH ANNUAL MEETING

The Meeting

The Board of Directors of Fuel Tech, Inc., a Delaware corporation (Fuel Tech), is soliciting your votes on the enclosed form of proxy. The proxy is for use in voting your Fuel Tech shares at the 2010 annual meeting of stockholders (Annual Meeting). Any one of the persons you appoint on the form of proxy will be your representative to vote your shares at the Annual Meeting according to your instructions. The Annual Meeting will be at the Wyndham Lisle-Chicago Hotel & Executive Meeting Center, 3000 Warrenville Road, Lisle, Illinois 60532 on Thursday, May 20, 2010, at 10:00 a.m. local time. The proxy may also be used at an adjournment of the Annual Meeting.

Shares Eligible to Vote; Quorum

The record date for the Annual Meeting is March 23, 2010. You may vote at the Annual Meeting in person or by a proxy, but only if you were a stockholder of Fuel Tech common stock (Common Stock) at the close of business on the record date. At the record date, according to the records of BNY Mellon Shareowner Services, LLC (BNY Mellon), Fuel Tech’s transfer agent, Fuel Tech had 24,211,967 shares of Common Stock outstanding, which represents the total number of shares of Common Stock that stockholders may vote at the Annual Meeting. You may cast one vote for each share you hold. You may also vote via telephone or the Internet according to the instructions on the proxy card or the voting instruction form enclosed. Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the Annual Meeting. You may revoke a proxy by delivering a signed statement to Fuel Tech’s Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by mail, Internet, telephone, or in person at the Annual Meeting, another proxy dated as of a later date.

The quorum for the Annual Meeting, i.e., the number of shares of Common Stock that must be present in order to have a legally constituted meeting of stockholders, is one-third of the number of shares of Common Stock entitled to vote, or 8,070,656 shares of Common Stock.

The Form of Proxy; Revocability; Voting

You may appoint a proxy, or representative, at the Annual Meeting other than the persons named in Fuel Tech’s enclosed form of proxy. If you do wish to appoint some other person, who need not be a stockholder, you may do so by completing another form of proxy for use at the Annual Meeting. Completed forms of proxy should be mailed promptly to BNY Mellon in the enclosed return envelope.

You may revoke your proxy at any time before it is voted, including at the Annual Meeting. If you sign and send a proxy to BNY Mellon, or send a proxy by the Internet or telephonically, and do not revoke it, the proxy holders will vote the shares of Common Stock it represents at the Annual Meeting in accordance with your instructions. Abstentions and broker non-votes are counted as present in determining whether there is a quorum, but are not counted in the calculation of the vote. If the proxy is signed and returned without specifying choices, the shares of Common Stock will be voted in favor of each item on the agenda in accordance with the recommendations of the Board.

Proxy Solicitation; Distribution

Directors and executive officers of Fuel Tech may solicit stockholders’ proxies by mail, telephone or facsimile. Fuel Tech will bear the cost of proxy solicitation, if any.

Fuel Tech distributed this Proxy Statement and the accompanying Annual Report to Stockholders on or about April 26, 2010.

1.	ELECTION OF DIRECTORS

The Nominees

We are asking you to vote for the election of eight nominees as directors of Fuel Tech. One director seat is vacant. The nominees were recommended by the Compensation and Nominating Committee of the Board. The term of office of each director is until the next annual meeting or until a successor is duly elected or if before then a director resigns, retires or is removed by the stockholders. The nominees are Douglas G. Bailey, Ralph E. Bailey, Miguel Espinosa, Charles W. Grinnell, Thomas L. Jones, John D. Morrow, Thomas S. Shaw, Jr. and Delbert L. Williamson.

In the opinion of the Board, Mr. Espinosa, Mr. Jones, Mr. Morrow, Mr. Shaw and Mr. Williamson satisfy the independence requirements of NASD Rule 5605(a)(2). Detail concerning directors’ compensation is set out below under the captions “Executive Compensation” and “Directors Compensation.” The following table sets forth certain additional information with respect to the nominees.

Name	Age	Director Since

Douglas G. Bailey	60	1998
Ralph E. Bailey	86	1998
Miguel Espinosa	69	2002
Charles W. Grinnell	73	1989
Thomas L. Jones	58	2005
John D. Morrow	86	2004
Thomas S. Shaw, Jr.	63	2001
Delbert L. Williamson	71	2008

Each of the nominees identified above, all of whom are currently serving on the Board, are the nominees of the full Board for election as directors at the Annual Meeting, and were recommended unanimously by the Compensation and Nominating Committee. Biographical information, including qualifications, regarding each of the nominees is set forth below.

Availability

The nominees have all consented to stand for election and to serve, if elected. Should one or more of these nominees become unavailable or decline to accept election, votes will be cast for a substitute nominee, if any, designated by the Board on recommendation of the Compensation and Nominating Committee. If no substitute nominee is designated prior to the Annual Meeting, the individuals named as proxies on the enclosed proxy card will exercise their discretion in voting the shares of Common Stock that they represent. That discretion may also include reducing the size of the Board and not electing a substitute.

Plurality Voting

A motion will be made at the Annual Meeting for the election as directors of the eight nominees. Under Delaware law and Fuel Tech’s By-Laws, a vote for a plurality of the shares of Common Stock voting is required for the election of directors. Under plurality voting, directors who receive the most “for” votes are elected; there is no “against” option, and votes that are “withheld” or simply not cast are disregarded in the count. If a nominee receives a plurality of votes but does not, however, receive a majority of votes, that fact will be considered by the Compensation and Nominating Committee in any future decision on nominations.

The affirmative vote of a plurality of the votes cast is required for the election of directors. The Board recommends a vote FOR each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS OF FUEL TECH

Biographical information is presented below concerning Fuel Tech’s directors and the “Named Executive Officers” (or NEOs) as described below. Information as to other executive officers of Fuel Tech is provided in Item 10 of Fuel Tech’s Form 10-K for the fiscal year ended December 31, 2009.

Directors

Douglas G. Bailey has been President and Chief Executive Officer of Fuel Tech, on an interim basis, since April, 2010, Chairman of the Board of Fuel Tech since January, 2010, director of Fuel Tech since April 1998 and was Deputy Chairman from 2002 through December, 2009. He also previously served as an employee of Fuel Tech from January 1, 2004 through December 31, 2009. Mr. Bailey, who is the son of Ralph E. Bailey, has been the President of American Bailey Corporation (ABC), a closely held private equity firm, since 1984 and its Chief Executive Officer (CEO) since 1996.

Mr. D.G. Bailey is serving on an interim basis as President and Chief Executive Officer of Fuel Tech and has management responsibility for the strategic, operational and management performance of the Company. His responsibility for running Fuel Tech, with both U.S. and international operations, gives Mr. D.G. Bailey front-line exposure to many of the issues facing U.S. public companies, particularly on the strategic, operational, financial, human resource, corporate governance, and compliance fronts. Mr. D.G. Bailey’s ongoing experience informs his judgment and participation as a member of Fuel Tech’s Board. His early career began as an engineer with Foster-Miller, Inc. and at Corning, Inc., in a variety of manufacturing and marketing positions. During his subsequent business career, following the founding of ABC, Mr. D.G. Bailey, in addition to being ABC’s CEO, served as the CEO of a number of its affiliated companies, including Kokomo Spring Company, Inc., DieselCast France, SA, and Atlantis Components, Inc., bringing to the Fuel Tech Board management ability at senior and executive management levels in a variety of industrial markets. Over the span of nearly 30 years, Mr. D.G. Bailey has provided board service to a number of other companies including, since 2001, serving as a director and chairman of the compensation committee for Endocyte, Inc., a private biotechnology company, and previous service on the audit committee and as chairman of the compensation committee for Atlantis Components, Inc., which gives him a broad based understanding of the role of a board of directors and its committees, and positions him well to serve as Fuel Tech’s Chairman of the Board.

Ralph E. Bailey has been a director and Chairman Emeritus of the Fuel Tech Board since January 1, 2010 and was Executive Chairman of Fuel Tech from June, 2006 through December, 2009, and previously a director, Chairman and Chief Executive Officer of Fuel Tech from April, 1998 through June, 2006. He has been a director and Chairman of ABC since 1984. Mr. Bailey is the former Chairman and Chief Executive Officer of Conoco Inc., an energy company, and a former Vice Chairman of E.I. du Pont de Nemours & Co., a chemical company.

Mr. R.E. Bailey has extensive executive management experience in running both private and public companies large and small. Mr. R.E. Bailey has served Fuel Tech in both executive management and Board positions since 1998. In addition to the executive and board positions mentioned above, the insights Mr. R.E. Bailey brings to the Fuel Tech Board in its deliberations is further augmented by the range of knowledge he acquired through his past experiences in both executive management and board positions for other privately or publicly owned companies during his business career including, as director and Executive Vice President of Operations — Peabody Coal Co.; Chairman and CEO — Consolidation Coal Company (Consol Energy); and various terms as a director for Abex Corporation, General Signal Corporation, I.C. Industries, J.P. Morgan, the Rowan Companies, and the Williams Company.

Miguel Espinosa has been a director of Fuel Tech since 2002, and has been President and Chief Executive Officer of The Riverview Group, LLC, a financial consulting company, since 2001. He is a retired Treasurer of Conoco Inc. He has been a member of the Board of Directors of the Electric Reliability Council of Texas since 2003, serving as Vice Chair of the Finance and Audit Committee and as a member of its Nominating Committee.

Mr. Espinosa brings to the Board senior and executive management finance operations experience acquired over a 35 year career with Conoco Inc. a Fortune 50 integrated petroleum company with worldwide operations. His career there covered a span of different assignments in Conoco’s U.S. and international operations with ever increasing responsibilities including as Treasurer for European Operations, Assistant Treasurer, and, ultimately, as Treasurer for that company. These senior and executive management positions provided Mr. Espinosa experience in a variety of U.S. and international business operation contexts including dealing with accounting principles and financial reporting rules and regulations, evaluating financial results, and raising in excess of $10 billion in capital while also maintaining operational responsibility for a large number of financial professionals worldwide. The depth and breadth of Mr. Espinosa’s experiential exposure to complex financial and accounting matters makes him a skilled advisor for Fuel Tech’s Board. In addition, Mr. Espinosa brings corporate governance skills beyond the finance area through his service for the Board of Directors of the Electric Reliability Council of Texas as Vice Chair of its Finance and Audit Committee and as a member of its Nominating Committee.

Charles W. Grinnell has been a director of Fuel Tech since September, 1989. Prior to his retirement on January 31, 2009, Mr. Grinnell served as Vice President, Legal Affairs of Fuel Tech from December, 2008, and as Vice President, General Counsel and Corporate Secretary of Fuel Tech since 1986. Mr. Grinnell, who practices tax and business law in Stamford, Connecticut, is also a director and Vice President, General Counsel and Corporate Secretary of Clean Diesel Technologies, Inc., a specialty chemical and energy technology company.

Mr. Grinnell brings to the Board 44 years of corporate experience for both private and public, and small to large energy and energy technology companies in the tax and legal aspects of finance, accounting rules and conventions, commercial transactions, merger and acquisition activities, corporate governance, executive compensation, human resource matters, intellectual property licensing, environmental regulation, and litigation, all of which experience informs his judgment and participation as a Fuel Tech director. In addition, Mr. Grinnell has been associated with Fuel Tech since 1986. This association provides an institutional memory which is advantageous to the directors as a group.

Thomas L. Jones has been a director of Fuel Tech since 2005, and has been a Managing Director of Alvarez & Marsal Holdings LLC, a global performance improvement, turnaround management and business consulting firm, since October, 2008; previously he had been Managing Director of Trinsum Group since September, 2006; a Senior Advisor at Credit Suisse First Boston since 2003 and Managing Director in the Telecommunications Group of that company since 2000. Prior to those positions, Mr. Jones had been a Managing Director at Salomon Smith Barney and J.P. Morgan & Co., Inc.

Mr. Jones brings to the Fuel Tech Board over 30 years of experience in investment banking and mergers and acquisitions. He began his career in 1977 in corporate finance and throughout his career in his various positions and assignments had responsibilities related to a variety of industries including high tech, telecommunications, media and aerospace defense. Mr. Jones’ positions have provided him with knowledge in dealing with complex financial and operational issues, accounting, financial reporting rules and regulations, and evaluating financial results and performance/risk business models pertaining to a number of business firms both in the U.S. and abroad. This experience makes Mr. Jones a valued advisor to Fuel Tech’s Board as it considers various strategies and operational issues related to growing the Company.

John D. Morrow, has been a director of Fuel Tech since June, 2004, and formerly a director of a predecessor Fuel Tech entity that was merged into Fuel Tech in 2006, from 1985 to 1987. Mr. Morrow retired in 1983 as Chief Financial Officer and a director of Conoco Inc.

During his 35 year tenure with Conoco, culminating in his service there as Conoco’s Group Senior Vice President, Chief Financial Officer and as a member of its board of directors, Mr. Morrow demonstrated leadership capability and knowledge of complex financial and operational issues facing a large organization and, as such, brings to Fuel Tech’s Board an understanding of global business operations and financial strategy for a large business concern in challenging environments. In addition, his former service as a member of the board of directors for other chemical or energy related companies such as Vista Chemical Company, Union Texas Petroleum and Eastern American Energy provides Mr. Morrow insight pertaining to corporate governance matters.

Thomas S. Shaw, Jr. has been a director of Fuel Tech since 2001. Mr. Shaw retired in September, 2007 from his position as Executive Vice President and Chief Operating Officer of Pepco Holdings, Inc. Mr. Shaw is a Trustee, Treasurer and Chairman of the Finance and Audit Committee of Wilmington University.

With 36 years of managerial experience in the utility industry with Pepco Holdings, Inc. and two of its predecessor companies — Delmarva Power and Conectiv, Mr. Shaw brings to the Fuel Tech Board demonstrated managerial experience at senior and executive levels that includes over 30 years of responsibility for the management, operation, maintenance, engineering and construction of fossil fueled electricity generating plants and their related equipment. He held a variety of positions with the Pepco companies including Power Plant Engineer, Plant Superintendent/Manager, General Manager of Production, Vice President of Production, and President and Chief Operating Officer. Mr. Shaw’s experiential base provides Fuel Tech’s Board with a broad based viewpoint from a utility customer perspective. In addition, during the last 17 years of his career, Mr. Shaw was also responsible for the management and oversight of numerous unregulated, non-utility businesses, including serving as the initial President of Conectiv Energy, the power generation and trading subsidiary of Pepco Holdings, Inc. This business experience has provided Mr. Shaw insights into the operational requirements of a large company and more specifically, a utility, in an array of areas including finance, commercial transactions, corporate governance, executive compensation, human resource matters, merger and acquisition activities, and environmental regulations, all of which makes him a skilled advisor to the Fuel Tech Board.

Delbert L. Williamson has been a director of Fuel Tech since 2008. Mr. Williamson retired in 2004 as President, Global Commercial Operations, GE Energy, Inc. (GE Energy). Prior thereto he held a number of executive positions at General Electric Company (GE), his employer for 45 years.

During his career with GE, Mr. Williamson held numerous marketing, sales, strategy development and senior general management and executive positions in that company’s Energy Infrastructure, Specialty Materials, and International operations. As President, Commercial Operations of GE Energy, Mr. Williamson was responsible for an organization of 1900 employees worldwide with an annual revenue budget of $25 billion whose business focused on the construction and services associated with power generation equipment projects ranging from nuclear, fossil, solar to wind. As an officer of GE, Mr. Williamson dealt directly with executives throughout the global energy industry and the international banking community, and the governments of many countries including the U.S. government, People’s Republic of China, India, Russia and Saudi Arabia related to GE projects. With his knowledge of complex business issues facing global power generation companies and his understanding of what makes energy-related businesses work effectively and efficiently in domestic and international markets, Mr. Williamson provides valuable judgment and participation to Fuel Tech’s Board.

Named Executive Officers

Douglas G. Bailey See director entry above.

Stephen P. Brady, 53, has been Senior Vice President, FUEL CHEM Sales since January, 2009; previously, he had been Senior Vice President, Sales and Marketing since April, 2006; Senior Vice President, Fuel Chem since January, 2002; and Vice President, Fuel Chem since February, 1998.

William E. Cummings, Jr., 53, has been Senior Vice President, APC Sales since January, 2009; previously he had been Vice President, Sales since April, 2006; Vice President, Air Pollution Control Sales since May, 2000; Director, Utility Sales since April, 1998; and Director, Eastern Region since 1994.

John P. Graham, 44, prior to his resignation from Fuel Tech effective March 5, 2010, was Senior Vice President, Chief Financial Officer and Treasurer of Fuel Tech since June, 2008 after joining Fuel Tech as Senior Vice President in April, 2008; previously, he had been employed as Chief Financial Officer of Hub International Limited, a North American insurance brokerage, and as Senior Vice President of Finance, Treasurer and Assistant Secretary of Career Education Corporation from 2002 through 2006.

John F. Norris Jr., 60, is presently an employee, serving as Executive Advisor, and also a director of Fuel Tech, and, prior to his resignation from those offices on April 1, 2010, was the President and Chief Executive Officer of Fuel Tech since June, 2006. Mr. Norris will retire as a director, a position he has held since June, 2006, and employee on May 20, 2010, the date of the Annual Meeting. Previously, Mr. Norris had been President and Chief Executive Officer of Fuel Tech, Inc., an operating subsidiary of Fuel Tech, since February, 2006; a private consultant to clients in energy related industries, including Fuel Tech, since 2003; Senior Vice President, Operations and Technical Services of American Electric Power from 1999 until 2003; President and Chief Operating Officer of the American Bureau of Shipping Group during 1999; and he was associated with Duke Energy Corporation from 1982 until 1999 in positions from Assistant Engineer to Senior Vice President, Chairman and Chief Executive Officer of Duke Energy Global Asset Development.

Nolan R. Schwartz, 58, prior to his resignation from Fuel Tech effective December 31, 2009, was Vice President, Strategic Business Development since August, 2008; he had been Vice President, Corporate Development since January, 2004 and formerly a director of a predecessor Fuel Tech entity that was merged into Fuel Tech in 2006, since 1998; and, prior to that, a principal of ABC.

There are no family relationships between any of the directors or executive officers, except as stated above.

Committees of the Board

The Board has an Audit Committee whose members are Mr. Espinosa (Chairman), Mr. Jones, Mr. Morrow, Mr. Shaw and Mr. Williamson. Mr. Espinosa, Mr. Jones, Mr. Morrow, Mr. Shaw and Mr. Williamson meet the criteria for independence set forth in NASD Rule 5605(a)(2) and also Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The Board has also determined that Mr. Espinosa, in light of his significant experience in positions requiring financial oversight responsibility, is an audit committee member who possesses “financial sophistication” as described in NASD Rule 5605(c)(2)(A). The Board has determined that Mr. Espinosa is an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

The Board also has a Compensation and Nominating Committee of which the members are Mr. Shaw (Chairman), Mr. Espinosa, Mr. Jones, Mr. Morrow and Mr. Williamson, each of whom are independent directors of that committee as defined by NASD Rule 5605(a)(2).

Audit Committee

The Audit Committee is responsible for review of audits, financial reporting and compliance, and accounting and internal controls policy. For audit services, the Audit Committee is responsible for the engagement and compensation of independent auditors, oversight of their activities and evaluation of their independence. The Audit Committee has instituted procedures for receiving reports of improper recordkeeping, accounting or disclosure. The Board has also constituted the Audit Committee as a Qualified Legal Compliance Committee in accordance with Securities and Exchange Commission regulations. You may view the Audit Committee Charter on the Fuel Tech web site at www.ftek.com.

Compensation and Nominating Committee

The Compensation and Nominating Committee reviews and approves executive compensation, stock options and similar awards, and adoption or revision of benefit, welfare and executive compensation plans and also determines the identity of director nominees for election to fill a vacancy on the Board of Fuel Tech and recommends the appointment of officers of Fuel Tech. Nominees for election as directors are approved by the Board on recommendation of the Committee.

In evaluating nominees, the Committee particularly seeks candidates of high ethical character with significant business experience at the senior management or Board level who have the time and energy to attend to Board responsibilities. The Committee does not have a diversity policy. When evaluating nominees, the Committee takes into account the extent to which a candidate’s viewpoints, professional experience, education, skill or other individual qualities or attributes could contribute to Board heterogeneity in Board discussions and decisions within the framework of what the Committee may consider important to Fuel Tech’s business at the time. Candidates should also satisfy such other particular requirements that the Committee may consider important to Fuel Tech’s business at the time. When a vacancy occurs on the Board and the number of directors is not reduced to eliminate the vacancy, the Committee, in consultation with the Chairman, will consider nominees from all sources, including stockholders, nominees recommended by other parties, and candidates known to the directors or to Fuel Tech management. The Committee may, if appropriate, make use of a search firm and pay a fee for services in identifying candidates. The best candidate from all evaluated, in the opinion of the Committee, will be recommended to the Board to be considered for nomination.

Stockholders who wish to recommend candidates for consideration as nominees should furnish in writing detailed biographical information concerning the candidate to the Committee addressed in care of the Corporate

Secretary, Fuel Tech, Inc., before the date and at the address set out below under the caption “Stockholder Proposals.”

You may view the Charter of the Compensation and Nominating Committee on the Fuel Tech web site at www.ftek.com.

Corporate Governance

Meetings

During 2009, there were four meetings of the Board of Fuel Tech, six meetings of the Audit Committee and four meetings of the Compensation and Nominating Committee. Each director of Fuel Tech attended at least 75% of Board and committee meetings of which he was a member during the period of his directorship. Each of the directors attended the annual meeting of stockholders in 2009. Fuel Tech does not have a policy on director attendance at stockholders’ meetings, but each of the directors is expected to attend the 2010 Annual Meeting.

Executive Sessions

In 2009 the independent Fuel Tech directors held two executive sessions in connection with regularly scheduled Board meetings, six executive sessions in connection with Audit Committee meetings, and three executive sessions in connection with Compensation and Nominating Committee meetings. The policy of the Board on executive sessions is that the Board will hold not less than two executive sessions of the independent directors annually in connection with regularly scheduled meetings. The committees of the Board will hold executive sessions when appropriate. Members of management and non-independent directors do not attend executive sessions, except when invited to provide information.

Code of Business Ethics and Conduct

On the recommendation of the Audit Committee, the Board adopted a Code of Business Ethics and Conduct that is available for viewing on the Fuel Tech web site at www.ftek.com. Changes to or waivers of the requirements of the Code will be posted to the web site.

Board Leadership Structure

The business judgments the Board makes regarding what leadership structure it views to be appropriate for Fuel Tech are informed by the facts and circumstances of the context within which it makes those decisions over time and, consequently, are subject to change.

From April, 1998 to June 2006, the positions of Chairman of the Board (Chairman) and Chief Executive Officer (CEO) of a predecessor Fuel Tech entity that was merged into Fuel Tech in 2006 were held by the same person, Ralph E. Bailey. In 2006, the Board, in light of its continuing oversight responsibilities and relative unfamiliarity with the then newly hired CEO, John F. Norris Jr., concluded that it was appropriate to have a separate person serve as the leader of the corporate body in charge of overseeing the CEO’s management of the Company. From June, 2006 through March, 2010, the positions of Chairman and CEO were held by separate people. In April, 2010, the Board concluded that, given the Company’s circumstance at that time, and, in light of Mr. Douglas G. Bailey’s over ten years of experience with Fuel Tech as a director and employee and the enhanced efficiencies that could be achievable by the Company by a single person filling both roles, it was appropriate to have Mr. Douglas G. Bailey serve as both Chairman of the Board, and, on an interim basis, as President and CEO. The Board has not elected to appoint a lead independent director.

Risk Oversight

The Board’s risk oversight approach is intended to support management’s achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk oversight is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of all directors in setting the Company’s business strategy is a key part of its assessment of management’s approach to risk taking to achieve its organizational objectives, and also a determination of what constitutes an appropriate level of risk for the Company. The Board regularly reviews information regarding the Company’s credit, liquidity, operations, and strategic initiatives as well as the risks associated with each.

While the Board has the ultimate risk oversight responsibility, various committees of the Board also have responsibility for risk oversight. The Audit Committee oversees financial risk (see Report of Audit Committee below.) The Audit Committee also reviews and approves all related party transactions and reviews potential conflict of interest matters. The Audit Committee also acts as the Company’s Qualified Legal Compliance Committee to receive reports of material violations of the securities laws, breaches of fiduciary duty or similar material violations from legal counsel representing the Company and practicing before the Securities and Exchange Commission. The Company’s Compensation and Nominating Committee is responsible for overseeing the management of risks relating to the Company’s compensation plans and arrangements. It strives to consider and approve compensation programs that encourage a level of risk-taking behavior under those programs that are consistent with the Company’s business strategy. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

2.	APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Grant Thornton LLP, Certified Public Accountants, to be Fuel Tech’s independent registered public accounting firm for the year 2010. We are asking you to ratify that appointment. Grant Thornton has served in this capacity since 2006 and is knowledgeable about Fuel Tech’s operations and accounting practices and is well qualified to act in the capacity of independent accountants. In making the appointment, the Audit Committee reviewed Grant Thornton’s performance along with its reputation for integrity, overall competence in accounting and auditing and independence. Representatives of Grant Thornton will be present at the Annual Meeting and will have the opportunity to make a statement, if they wish to do so, and be available to respond to questions.

Audit Fees

Fees for professional services provided by Grant Thornton in each of the last two fiscal years by category were:

	2009		2008

Audit Fees	$327,301		$318,676
Audit-Related Fees	—		—
Tax Fees	—		—
All Other Fees	35,000	(1)	—

	$362,301		$318,676

(1)	Expenses shown relate to audit fees incurred in preparing the audited financial statements of Advanced Combustion Technology, Inc. Fuel Tech acquired substantially all of the assets of Advanced Combustion Technology, Inc. in January, 2009.

Pre-Approval Policies and Procedures

Fuel Tech’s policy and procedure is that each engagement for an audit or non-audit service is approved in advance by the Audit Committee.

The affirmative vote of a majority of the shares voting is required for the approval of this proposal. The Board recommends a vote FOR this proposal.

Report of the Audit Committee

Management is primarily responsible for Fuel Tech’s internal controls and financial reporting. Grant Thornton, the independent auditors, are responsible for performing independent audits of Fuel Tech’s consolidated financial statements and its internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board. These audits serve as the basis for Grant Thornton’s opinions included in annual reports to stockholders as to whether the financial statements fairly present Fuel Tech’s financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles, whether management’s assessment of the effectiveness of Fuel Tech’s internal control over financial reporting is fairly stated, and whether Fuel Tech’s internal control over financial reporting was effective. The Committee is responsible for the review and oversight of these processes.

Management has represented that Fuel Tech’s 2009 financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee has reviewed and discussed with both management and Grant Thornton the 2009 financial statements, management’s report on internal control over financial reporting and Grant Thornton’s report on internal control over financial reporting. The Committee has also discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board.

The Committee has received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has represented that Grant Thornton is independent from Fuel Tech. The Committee has discussed with Grant Thornton their independence and concluded that the provision of the services described above under the caption “Audit Fees” is compatible with maintaining their independence.

The Committee also reviewed its Charter and determined that no changes are required to the Charter.

Based on the representations, reviews and discussions referred to above, the Committee recommended to the Board that Fuel Tech’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009 and filed with the Securities and Exchange Commission.

By the Audit Committee:

M. Espinosa, Chairman
       T. L. Jones, J. D. Morrow, T. S. Shaw and D. L. Williamson

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Common Stock known to Fuel Tech as of March 31, 2010 by (i) each person known to own beneficially more than five percent of the outstanding Common Stock; (ii) each director or nominee of Fuel Tech; (iii) each person named in the Summary Compensation Table below (Named Executive Officers); and (iv) all directors and executive officers as a group.

Name and Address(1)	No. of Shares	Percentage(2)

Beneficial Owners
Invesco Ltd. and related group(3)	1,210,620	5.00%
Directors and Named Executive Officers
Douglas G. Bailey(4)	1,457,407	6.01%
Ralph E. Bailey(4)(5)	4,848,380	20.01%
Stephen P. Brady(4)	115,980	*
William E. Cummings(4)	34,750	*
Miguel Espinosa(4)	84,000	*
John P. Graham(4)(6)	15,000	*
Charles W. Grinnell(4)	79,004	*
Thomas L. Jones(4)	50,000	*
John D. Morrow(4)	60,000	*
John F. Norris Jr.(4)(7)	178,050	*
Nolan R. Schwartz(4)	359,329	*
Thomas S. Shaw, Jr.(4)	90,000	*
Delbert L. Williamson(4)	20,000	*
All Directors and Officers as a Group (25 persons)(4)	7,815,860	30.55%

*	Less than one percent (1.0%)

(1)	The address of Invesco Ltd. and related group is 1555 Peachtree Street NE, Atlanta, Georgia 30309; and of each of the above directors and Named Executive Officers is c/o Fuel Tech, Inc., 27601 Bella Vista Parkway, Warrenville, Illinois 60555.

(2)	The percentages in each case are of the outstanding common at March 31, 2010 and all options exercisable within 60 days thereafter.

(3)	According to Invesco Ltd.’s Schedule 13G dated February 10, 2010 (the “Schedule 13G”), the members of the related group are Invesco Ltd. and four of its subsidiaries that are investment advisers: Invesco Aim Advisors, Inc., Invesco PowerShares Capital Management, Invesco National Trust Company and Stein Roe Investment Counsel, Inc. According to the Schedule 13G, Invesco Aim Advisors, Inc. has sole voting power over 1,104,268 shares, and Invesco PowerShares Capital Management has sole voting power over 102,802 shares. According to the Schedule 13G, sole dispositive power is held as follows: Invesco Aim Advisers, Inc., 1,104,268 shares; Invesco Powershares Capital Management, 102,802 shares; Invesco National Trust Company, 2,550 shares; and Stein Roe Investment Counsel, Inc. 1,000 shares.

(4)	Includes shares subject to options exercisable presently and within 60 days: for Mr. D. G. Bailey, 110,000 shares; Mr. R. E. Bailey, 110,000 shares; Mr. Brady, 111,250 shares; Mr. Cummings, 43,750 shares; Mr. Espinosa, 80,000 shares; Mr. Grinnell, 72,500 shares; Mr. Jones, 50,000 shares; Mr. Morrow, 60,000 shares; Mr. Norris, 191,250 shares; Mr. Schwartz, 115,000 shares; Mr. Shaw, 90,000 shares; Mr. Williamson, 20,000 shares; and, for all Directors and Named Executive Officers as a group, 1,462,500 shares. Also, the amounts do not include for Mr. R. E. Bailey 45,301 Units and for Mr. Jones 11,230 Units accrued at December 31, 2009 under the Deferred Compensation Plan for Directors.

(5)	Includes 3,562,400 shares owned by a family limited liability company of which Mr. R. E. Bailey and his spouse are each managers and own 50% of the interests and over which Mr. R. E. Bailey holds 100% investment control; 502,556 shares owned directly; 497,444 shares owned by a Grantor Retained Annuity Trust in which

Mr. R.E. Bailey retains a reversionary pecuniary interest; 125,980 shares owned jointly by Mr. R. E. Bailey and his spouse; and 50,000 shares owned directly by his spouse.

(6)	All of the shares indicated for Mr. Graham are owned jointly with his spouse.

(7)	Includes 10,100 shares owned directly by Mr. Norris’ spouse, and 1,700 shares owned jointly with his spouse.

EXECUTIVE COMPENSATION

Report of Compensation and Nominating Committee

The Compensation and Nominating Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing immediately below in this Proxy Statement. Based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis set forth below be included in this Proxy Statement.

By the Compensation and Nominating Committee

T.S. Shaw, Chairman
       M. Espinosa, T.L. Jones, J.D. Morrow and D.L. Williamson

Compensation and Nominating Committee Interlocks and Insider Participation

During 2009, all members of the Compensation and Nominating Committee were independent directors, and no member was an employee or former employee of Fuel Tech. During 2009, none of Fuel Tech’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the Committee.

Compensation Discussion and Analysis

The Compensation and Nominating Committee (the “Committee”) is responsible for approving in advance of implementation all incentive plans, sales commission plans and salary actions and bonuses for Vice President level and above officers of Fuel Tech or new or incumbent employees that have base salaries in excess of $175,000 per year including the Named Executive Officers (NEOs) listed in the Summary Compensation Table below). The Committee periodically reviews Fuel Tech compensation practices, including the methodologies for setting total compensation for those employees, including NEOs. As discussed below, from time to time the Committee may also supplement its exercise of business judgment in compensation matters with market information pertaining to Fuel Tech’s compensation levels against comparable companies in its industry and across multiple industries. However, the Committee exercises its independent judgment when making decisions on compensation matters, including when rewarding individual performance. The responsibilities of the Committee are described more fully in its charter at www.ftek.com.

Compensation Philosophy and Objectives

Fuel Tech’s compensation philosophy is to promote long-term, sustainable stockholder value by incentivizing individual performance, as well as promoting overall financial performance on an annual and long-term basis.

With that compensation philosophy in mind, Fuel Tech’s compensation programs are designed to achieve the following objectives:

•	to ensure Fuel Tech remains a market leader in the development of innovative solutions:

•	to provide stockholders with a superior rate of return;

•	to attract, engage, and retain top talent to advance the achievement of business goals, strategies and objectives; and

•	to support an integrated team-oriented philosophy.

Compensation Elements

Fuel Tech’s executive compensation program has as a primary purpose to attract, retain and motivate the highly talented individuals whose enterprise will enable Fuel Tech to succeed. The key components of that program include three elements: base salary, short-term incentives and long-term incentives, as more fully described below.

Base Salary

Base salaries are approved by the Compensation and Nominating Committee on recommendation of the Chief Executive Officer, except that the base salary of the Chief Executive Officer is fixed by the Committee itself. In approving or fixing base salaries, the Committee acts in its business judgment on what it understands to be fair, reasonable and equitable compensation in view of Fuel Tech’s requirements for recruiting and retention in a highly competitive market. To assist in that determination, the Committee may refer to compensation consultant reports as to general market information and also:

•	the executive’s compensation relative to other officers;

•	recent and expected performance of the executive;

•	Fuel Tech’s recent and expected overall performance; and

•	Fuel Tech’s overall budget for base salary increases.

Short Term Incentives

Executive Officer Incentive Plan

Beginning in 2010, Fuel Tech’s President and Chief Executive Officer, Treasurer and Chief Financial Officer, and Executive Vice President of Marketing and Sales have the opportunity to earn an annual cash bonus based upon Fuel Tech’s achievement of predetermined performance thresholds under the Executive Officer Incentive Plan (EOIP). The EOIP was adopted by the Compensation and Nominating Committee in December of 2009. Participation in the EOIP is limited to Fuel Tech’s President and Chief Executive Officer, Treasurer and Chief Financial Officer, and Executive Vice President of Marketing and Sales. The EOIP is the only annual cash incentive plan for participating officers. The EOIP is intended to focus the efforts of the participating officers on the overall financial performance of Fuel Tech across all business lines, and thus, align the interests of the participating officers with the overall financial performance of Fuel Tech.

The EOIP is structured as follows:

•	EOIP payouts are based on Fuel Tech’s performance for three critical financial metrics — modified EBIT (EBIT), Revenues and APC Backlog, as those terms are described below. An “Incentive Pool” may or may not be created dependent on Fuel Tech’s financial performance pertaining to all or some of those metrics during the fiscal year. If the Incentive Pool is created, each participating officer is then awarded his designated portion of the Incentive Pool on or about March 15 in the year following the fiscal year in which it is earned.

•	Under the EOIP, a percentage of EBIT is set aside in the Incentive Pool with respect to each fiscal year to provide for bonus payments based on performance in the following three categories: (i) modified EBIT, (ii) Revenue and (iii) APC Backlog. Under the EOIP, “EBIT” refers to earnings before interest expense, taxes, profit sharing contributions, sales commissions and incentive pay, “Revenue” refers to net sales, and “APC Backlog” refers to customer orders for air pollution control equipment construction projects that have not been recognized under the percentage of completion method of accounting for revenue recognition in Fuel Tech’s consolidated statement of income.

•	No amounts are payable under the EOIP unless Fuel Tech has achieved the established minimum threshold of EBIT for such fiscal year. Accordingly, if Fuel Tech’s financial performance for the fiscal year falls below the established minimum threshold of EBIT, there is no payout under the EOIP of any kind, regardless of the annual Revenue or year-end APC Backlog amounts achieved. Once Fuel Tech’s minimum threshold of EBIT is met, the percentage of EBIT set aside in the Incentive Pool rises pro rata incrementally based on actual

Company performance for the EBIT, Revenues, and Backlog financial metrics subject to an overall Incentive Pool funding percentage upper limit cap.

•	For 2010, the minimum performance thresholds for EBIT, Revenue and APC Backlog have been set at $2 million, $75 million and $30 million, respectively. Once the EBIT performance threshold has been met, 1% of EBIT would be funded into the Incentive Pool; assuming Fuel Tech achieved two of the three performance thresholds, 1.5% of EBIT would be funded into the Incentive Pool; and, assuming Fuel Tech achieved all three performance thresholds, 2% of EBIT would be funded into the Incentive Pool.

•	The percentage of EBIT funded into the Incentive Pool for EBIT rises incrementally at a rate equal to 0.188% for each additional $500,000 in EBIT, subject to an overall cap of 3.25%; the percentage of EBIT funded into the Incentive Pool for Revenue rises incrementally at a rate equal to 0.125% for each additional $2.5 million in EBIT, subject to an overall cap of 1.5%; and the percentage of EBIT funded into the Incentive Pool for APC Backlog rises incrementally at a rate equal to 0.125% for each additional $2.5 million in APC Backlog, subject to an overall cap of 1.5%. Accordingly, the highest possible funding percentage for the Incentive Pool is 6.25%.

•	If the performance thresholds under the EOIP are met for 2010, the Incentive Pool will be divided in accordance with the following participation percentages: 37.5% of the Incentive Pool being awarded to the President and Chief Executive Officer; 25% to the Treasurer and Chief Financial Officer; 25% to the Executive Vice President of Marketing and Sales; and 12.5% unallocated.

•	Both the payout vesting and allocation percentages for participating executives under the EOIP are formulaic, and do not involve any subjective evaluation of the performance of the participating executives or other exercise of discretion by the Committee.

FUEL CHEM® Officer Sales Commission Plan

The FUEL CHEM Officer Sales Commission Plan (FUEL CHEM Plan) provides for sales commission payments to be made to Fuel Tech’s Sr. Vice President, Fuel Chem Sales. Under the FUEL CHEM Plan, Fuel Tech will pay to such officer a commission equal to a specified percentage of all commission payments made by Fuel Tech under the employee sales commission plan relating to its FUEL CHEM line of business. The officer participating in the FUEL CHEM Plan is not eligible to participate in any other cash incentive plan. Mr. Brady is the Registrant’s Sr. Vice President, Fuel Chem Sales.

An amount equal to one-third of all commission otherwise payable to the officer under the FUEL CHEM Plan is withheld and only paid if predetermined performance targets are met. The predetermined performance target is based upon revenues recognized in the applicable fiscal year from FUEL CHEM sales in the United States, Puerto Rico, Jamaica and Canada. Notwithstanding the foregoing, all or a portion of such contingent commission may be paid if approved in writing at the sole discretion of Fuel Tech’s Chief Executive Officer, and the annual FUEL CHEM revenue performance target has been substantially, but not fully, achieved. The contingent commission is payable on or before March 31 of the year following the year in which it is earned.

For 2009, Mr. Brady earned $212,520 in sales commission under the FUEL CHEM Plan. Included in that amount is $63,047, representing 89% of the contingent commission withheld for Mr. Brady for 2009. Such amounts were paid to Mr. Brady because, in the judgment of Fuel Tech’s Chief Executive Officer, the FUEL CHEM revenue budget had been substantially, but not fully, achieved in such year.

APC Officer Sales Commission Plan

The APC Officer Sales Commission Plan (APC Plan) provides for sales commission payments to be made to Fuel Tech’s Sr. Vice President, APC Sales. Under the APC Plan, Fuel Tech will pay to such officer a commission equal to a specified percentage of all commission payments made by Fuel Tech under the employee sales commission plan relating to its APC line of business. The officer participating in the FUEL CHEM Plan is not eligible to participate in any other cash incentive plan. Mr. Cummings is the Registrant’s Sr. Vice President, APC Sales.

An amount equal to one-third of all commission otherwise payable to the officer under the APC Plan is withheld and only paid if predetermined performance targets are met. The predetermined performance target is based upon new APC sales bookings in the United States and Canada. Notwithstanding the foregoing, all or a portion of such contingent commission may be paid if approved in writing at the sole discretion of Fuel Tech’s Chief Executive Officer, and the annual APC sales bookings performance target has been substantially, but not fully, achieved. The contingent commission is payable on or before March 31 of the following year in which it is earned.

For 2009, Mr. Cummings earned $45,657 in sales commission under the APC Plan. Because new APC sales bookings in the United States and Canada failed to meet the predetermined performance target under the APC Plan, Mr. Cummings did not receive any payment of contingent commission.

Corporate Incentive Plan Compensation

The Compensation and Nominating Committee has adopted a Corporate Incentive Plan (CIP) to provide employees that Fuel Tech designates to participate in the CIP with the opportunity to earn an annual cash bonus based upon employee performance and Fuel Tech’s achievement of certain financial performance thresholds discussed below. Potential cash awards under the CIP are designed to focus employees on the achievement of both positive earnings growth for Fuel Tech as well as on their own individual performance.

•	In 2010, no Named Executive Officer will participate in the CIP, while in 2009, all Fuel Tech employees were eligible to participate in the CIP with the exception of certain sales personnel and other executive officers who agreed contractually not to participate in the CIP as part of Fuel Tech’s acquisition of substantially all the assets of their respective businesses. The President and Chief Executive Officer, Treasurer and Chief Financial Officer and Vice President of Strategic Business Development all participated in the CIP in 2009, but will not participate in 2010. In 2009, the CIP was Fuel Tech’s only annual cash incentive plan for participating employees. Commencing in 2009, Fuel Tech began compensating sales personnel in the United States and Canada pursuant to sales commission plans covering its Air Pollution Control (APC) and FUEL CHEM lines of business, and thus, such employees were not eligible to participate in the CIP.

•	Fuel Tech’s financial performance is measured under the CIP based upon three critical financial metrics. These financial metrics, which are measured as of the end of each fiscal year, include modified EBIT, revenues, and backlog in Fuel Tech’s APC line of business. Specifically, “EBIT” refers to earnings before interest expense, taxes, profit sharing contributions, sales commissions and incentive pay, “revenues” refers to net sales, and “backlog” refers to customer orders for air pollution control equipment construction projects that have not been recognized under the percentage of completion method of accounting for revenue recognition in Fuel Tech’s consolidated statement of income. These financial metrics are intended to provide an objective measure of Fuel Tech’s financial performance, to directly tie any CIP payout to the overall financial performance of Fuel Tech across all business lines, and thus, align the interests of all CIP participants with the overall financial performance of Fuel Tech.

•	The performance thresholds for each financial metric are assigned by the Compensation and Nominating Committee (Metrics). The achievement of the Metrics for EBIT, revenues, and backlog each result in a percentage of EBIT being contributed to an incentive pool. However, regardless of Fuel Tech’s performance for the revenue or backlog metrics, if the Committee determines that the minimum level of EBIT has not been achieved during the year under review, the incentive pool is not funded and, consequently, no incentive bonuses are paid. If the minimum level of EBIT is achieved for the year in review, then the percentage of EBIT set aside to fund the incentive pool is based upon Fuel Tech’s performance against the pre-established Metrics in each of the EBIT, revenues, and backlog categories

•	When the CIP Metrics were set for 2009, the minimum and target incentive pool amounts and the percentage of the pool to be allocated to each employee group were also established. The aggregate size of the potential incentive pool was restricted only by the level of Fuel Tech’s financial performance for the applicable fiscal year. For 2009, the minimum, target, and maximum performance Metrics under the CIP were as follows: for EBIT, $6 million, resulting in a contribution of 4% of EBIT, $10 million, resulting in a contribution of 7% of EBIT, and $16.5 million, resulting in a contribution of 9% of EBIT; for Revenues, $80 million, resulting in a contribution of 3% of EBIT, $95 million, resulting in a contribution of 7% of EBIT, and $105 million, resulting in a contribution of 8% of EBIT; and for APC Backlog, $30 million, resulting in a contribution of 1% of EBIT, $40 million, resulting in a contribution of 2% of EBIT, and $50 million, resulting in a contribution of 3% of EBIT. Thus, if Fuel Tech had achieved solely the minimum EBIT performance Metric, the contribution to the Incentive Pool would have been $240,000, or 4% of the $6 million minimum EBIT performance target. If Fuel Tech had achieved all three performance Metrics at the minimum, target and maximum levels, the contribution to the Incentive Pool would have been $480,000, $1.6 million or $3.3 million, respectively.

•	If the minimum EBIT performance Metric had been met for 2009, and thus, the incentive pool had been funded, it would have been allocated among employees as follows: Officers, 45.5%; Manager Group employees 47.5% and Core Group, 7%. The Committee determined that the minimum EBIT performance target for 2009 had not been met by Fuel Tech, and accordingly, no incentive pool had been earned for 2009.

•	No individual bonus payments under the CIP were made to the Named Executive Officers with respect to 2009 or 2008.

•	The CIP contemplates that incentive payments to individual employees will be based on the amount funded for the employee group to which the employee belongs; the employee’s eligible base salary; the employee’s payout variable compensation weighting factor (i.e., percentage of base salary) and, for the Officer and Manager groups, an overall job performance multiplier factor that can range from 0% to 200%. The application of that overall job performance multiplier factor is based on Fuel Tech’s subjective qualitative assessment of an eligible employee’s overall job performance during the CIP fiscal year.

•	The Committee reserves the right to make adjustments as necessary to account for corporate, business unit and individual performance.

•	For 2009, each of the participating NEOs were subject to the same three financial performance Metrics — achieving the EBIT, revenue and Air Pollution Control backlog performance thresholds for the Company set for the CIP for that year. Under the CIP there were no other individualized metrics or performance criteria relating to the NEOs. After the 2009 Metrics were originally set, in light of the then current macro-economic factors and market conditions, based on a recommendation from the Company’s Chief Executive Officer, the Committee lowered the 2009 Metrics on May 24, 2009 as follows: the EBIT threshold was lowered from $10 million to $6 million; the Revenue threshold was lowered from $90 million to $80 million; and the APC Backlog threshold was lowered from $115 million to $105 million. Thereafter, those Metrics were not further modified, and no business judgment was exercised to adjust their relative impact on performance pay. As described in further detail above, the performance metrics were not achieved in 2009, so no incentive pool from which CIP bonus payments could be made was created. There were no CIP bonus payments for the 2009 CIP paid to any participating NEO or any other 2009 CIP participant. Please also see “Summary of NEO Compensation” below.

Long-Term Incentives

Fuel Tech has one equity-based employee compensation plan, formally titled the Fuel Tech, Inc. Incentive Plan (FTIP). The FTIP allows for a variety of types of awards that may be granted to participants in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, bonuses or other forms of share-based or non-share-based awards or combinations thereof. Participants in the FTIP may be Fuel Tech’s directors, officers, employees, consultants or advisors (except consultants or advisors in capital-raising transactions) as the directors determine are key to the success of Fuel Tech’s business.

Historically, Fuel Tech’s overall long-term equity incentives approach has been to use the FTIP to award stock options, principally non-qualified options, which are designed to focus management on Fuel Tech’s long-term success as evidenced by appreciation of Fuel Tech’s stock price over several years, by growth in its earnings per share and other elements. Fuel Tech expects that all 2010 equity grants will be made through the issuance of restricted stock units, although no such units have been issued as of the date of this Proxy Statement (all such stock option awards and restricted stock unit awards are collectively referred to as “Equity Awards”).

Except for Equity Awards granted to the CEO, Equity Awards are determined by the Committee based upon recommendations from Fuel Tech’s CEO. Equity Awards for the CEO are determined by the Committee with no participation of the CEO. The determination and approval of proposed Equity Awards is based on a variety of factors that may include:

•	historical Equity Awards, by employee, by year;

•	intrinsic values for each Equity Award, including, in the case of stock options, the Black-Scholes value of each stock option grant;

•	the number of Equity Award units available for issuance under the FTIP;

•	supervisor recommendations for employee Equity Awards;

•	the estimate of expected intrinsic value (e.g., Equity Award compensation expense) of the aggregate Equity Award;

•	Fuel Tech’s financial performance in light of market conditions and operational considerations, which may be quantitative, qualitative or both;

•	achievement of individual or company operational objectives;

•	exceptional and innovative individual performance;

•	individual contribution to a strategic goal;

•	leadership accomplishments; and

•	(Also see Equity Grant Practices below)

In 2009, stock option awards granted to each of our NEOs were not tied to the NEO performing a specific individual goal or meeting a specific company operational objective in some formulaic fashion. Rather, it involved the exercise of business judgment by the Committee, the criticality of the NEO’s position relative to the Company’s long-term success, and a qualitative assessment by the Committee regarding the NEO’s overall role in contributing to that long-term success including, contributions in the NEO’s field of operations, and the NEO’s leadership contributions to the Company’s. Please also see “Summary of NEO Compensation” below.”

Material Compensation Actions for 2009

On December 10, 2008, the Committee reviewed the recommendations of the Chief Executive Officer regarding the metrics of the CIP for fiscal 2009, and the proposed form of commission plan for the Senior Vice President, Fuel Chem Sales. The Committee then recessed for the meeting of the Board where the 2009 Business Plan was reviewed. On December 11, 2008, the Committee reconvened and approved the metrics of the CIP for fiscal 2009 subject to the Committee’s final approval at its meeting in February, 2009 and the officer commission plan.

On February 25, 2009, the Committee approved amendments to the CIP, including (a) establishing the performance targets and employee group allocation percentages for potential annual incentive awards for fiscal 2009 under the CIP, and (b) establishing the effective date of the 2009 CIP to be the earlier of the date the 2009 CIP document is distributed to eligible employees or March 15, 2009. In addition, the Committee reviewed Fuel Tech’s financial performance in 2008 against the metrics of the 2008 CIP and determined that no incentive pool had been earned by Fuel Tech for fiscal 2008.

Also on February 25, 2009, the Committee considered previously granted stock option awards to Mr. Grinnell in connection with his retirement. In order to resolve interpretive issues, the Committee determined to award Mr. Grinnell fully vested stock options to purchase 10,000 shares of Common Stock at an exercise price of $8.92 in exchange for his rights under 17,500 unvested stock options.

On May 24, 2009, the Committee reviewed the recommendations of the Chief Executive Officer regarding revised performance metrics under the CIP, and adopted such performance metrics. The amendments included lowering the EBIT threshold from $10 million to $6 million; the Revenue threshold from $90 million to $80 million; and the APC Backlog threshold from $115 million to $105 million.

On December 10, 2009, the Committee approved the 2010 EOIP, including establishing the financial performance thresholds for payouts and the percentage of the incentive pool to be paid out to participants in the EOIP for 2010. The Committee also approved the form of FUEL CHEM Plan and APC Plan applicable to Messrs. Brady and Cummings, respectively.

Also at such meeting, the Committee nominated Mr. Douglas G. Bailey to be elected to serve as the Chairman of the Board of Fuel Tech, subject to Mr. Ralph E. Bailey’s resignation from that office. In connection with such nomination, the Committee recommended that Mr. D.G. Bailey receive an annual compensation of $100,000 for his services as Chairman, in addition to the annual director retainer fee and meeting fees paid to all directors. The Committee also approved amendments to Mr. D.G. Bailey’s existing stock option agreements to allow unvested stock options awarded while Mr. D.G. Bailey was an employee of Fuel Tech to continue to vest in accordance with such agreements provided Mr. D.G. Bailey remains a director of Fuel Tech. On December 10, 2009, the Board approved the recommendations of the Committee.

On December 24, 2009, the Board, in recognition of Mr. Nolan Schwartz’s unique role in the history of Fuel Tech, including his long-standing service as an officer and employee of Fuel Tech, and, prior to 2004, as a director of Fuel Tech, consented that he be deemed to meet the Company’s early retirement age consent policy, and, as such, Mr. Schwartz would be treated as having retired from the Company for purposes of each of his option agreements. This consent allowed Mr. Schwartz five (5) years from his separation date from the Company to exercise his vested stock options under those agreements rather than the thirty (30) day exercise period allowed employees who resign from the Company.

On February 24, 2010, the Committee, after reviewing its charter, recommended changes to its charter to expand its responsibilities to include approval of all incentive plans and sales commission plans, and all salary actions for Vice President level and above officers or new or incumbent employees that have had salaries in excess of $175,000. Those changes were approved by the Board on February 25.

On February 25, 2010, the Committee reviewed Fuel Tech’s financial performance in 2009 against the metrics of the 2009 CIP and determined that no incentive pool had been earned by Fuel Tech for fiscal 2009.

On April 1, 2010, the Committee met and nominated Douglas G. Bailey to be elected to serve as the President and Chief Executive Officer of Fuel Tech on an interim basis. In connection with such nomination, the Committee recommended that Mr. Bailey receive, as compensation for his services: a monthly salary of $32,500; a Participation Percentage of 37.5% in the Executive Officer Incentive Plan; and participation in the benefit and welfare programs offered by Fuel Tech to its employees from time to time. During the time Mr. D.G. Bailey serves as President and Chief Executive Officer and also as Chairman of the Board for Fuel Tech, Mr. D.G. Bailey will receive no compensation for his duties as Chairman of the Board.

Benchmarking, Consultants and the Use of Peer Groups

Fuel Tech has from time to time made use of Frederick W. Cook & Co., (“Cook”) a compensation consultant, to address matters of compensation and benefits, and to identify peer group companies based on industry, markets and size. Fuel Tech recognizes that compensation practices must be competitive in the marketplace and marketplace information is one of the many factors that are considered in assessing the reasonableness of compensation programs. The Compensation and Nominating Committee retains the discretion to make all final decisions relative to matters of compensation and benefits.

In 2009, the Committee did not engage in benchmarking based on the use of its then existing peer group data.

At the time of their selection in February, 2010, the companies listed below were chosen as peer group companies due to their inclusion in the evolving clean technology or alternative energy industries segment and, for some, common listing in certain third-party clean technology indices that also include Fuel Tech, which indices consider market capitalization, revenues and company size as factors.

A123 Systems	FuelCell Energy
Active Power	Met-Pro
American Superconductor	Peerless Manufacturing
Amerigon	Plug Power
Ballard Power Systems	Power Integrations
Capstone Turbine	Quantum Fuel Systems
Clean Energy Fuels	RenTech
Energy Conversion Devices	Syntroleum
Evergreen Solar	Fuel Systems Solutions

From time to time, the Committee may supplement its business judgment pertaining to its consideration of Fuel Tech compensation matters with a variety of market information obtained from a number of different sources including, among other things, the Committee’s general knowledge regarding compensation matters, information from one or more independent compensation consultants, peer company data, benchmarking related to that data, information obtained from independent search firms, and historical and current Fuel Tech compensation data.

Ownership Guidelines

Fuel Tech does not have a stock ownership policy for its executive officers.

Hedging and Insider Trading Policies

Fuel Tech does not have a formal policy on hedging. Fuel Tech does prohibit all employees from speculating in Fuel Tech securities, which includes, but is not limited to: short selling; and the purchase and sale or sale and purchase, in non-exempt transactions, of Common Stock within periods of less than six months. Fuel Tech prohibits trading in Common Stock during closed periods from the end of a quarterly period until the third day following the announcement of earnings for that quarterly period.

Equity Grant Practices

As discussed under Long-Term Incentives above, long-term incentives in the form of stock options have been issued by Fuel Tech under the FTIP in accordance with compensation policy as determined by the Committee from time to time.

Under current policy, new employee stock options may be granted at the first Committee meeting following employment. However, from time to time, an option may be authorized by the Committee to be granted and effective on a specified date or event, such as on the first date of employment. The price of all options granted is the mean of the high and low stock prices reported on the NASDAQ Stock Market, Inc. for the effective date of grant. Also, under the current policies of the Committee, all employees’ options have a term of ten years and are subject to a four-year vesting schedule as follows: 50% of the options vest two years from the grant date and 25% vest on each subsequent year on that date.

The Committee may grant options to existing employees on a periodic basis based on the level of the employee position and as well as certain of the factors enumerated in the Long-Term Incentives portion of the Compensation Elements section above. While there are no mandatory levels established for the quantity of options to be granted, Fuel Tech has used historical practice as one of the factors it considers.

Retirement Benefits

Fuel Tech has no defined benefit pension plan. Fuel Tech has a 401(k) Plan covering substantially all employees. The 401(k) Plan is an important factor in attracting and retaining employees as it provides an opportunity to accumulate retirement funds. Fuel Tech’s 401(k) Plan provides for annual deferral of up to $16,500 for individuals until age 50, $22,000 for individuals 50 and older, or as allowed by the Internal Revenue Code. Fuel

Tech annually matches 50% of employee contributions up to 6% of the employee’s salary, or a maximum annual match of $7,350. Fuel Tech may also make discretionary profit sharing contributions to the 401(k) Plan on an annual basis. Matching and profit sharing contributions vest over a three-year period.

Welfare Benefits

In order to attract and retain employees, Fuel Tech provides certain welfare benefit plans to its employees, which include medical and dental insurance benefits, group term life insurance, voluntary life and accidental death and dismemberment insurance and personal accident insurance. These benefits are not provided to non-employee directors.

Employment Agreements; and Change in Control Severance Arrangement

Messrs. D.G. Bailey, Brady, Cummings, Graham, Norris and Schwartz are each party to an employment agreement with Fuel Tech effective as follows: April 1, 2010 for Mr. D.G. Bailey; February 1, 1998 for Mr. Brady; October 31, 1998 for Mr. Cummings; April 30, 2008 for Mr. Graham; February 28, 2006 for Mr. Norris; and January 1, 2004, for Mr. Schwartz. These agreements are for indefinite terms, provide for disclosure and assignment of inventions to Fuel Tech, protection of Fuel Tech proprietary data, covenants against certain competition and arbitration of disputes. These employment agreements are for terms of employment “at will” and do not provide for severance payments. Under the agreements for Messrs. D.G. Bailey, Norris and Graham, however, each executive is entitled to continuation of base salary and benefits, and incentive bonus amounts earned under the plan for the year of termination, for up to one year or sooner on finding comparable employment, after involuntary termination not for cause within one year of a “Change in Control” as described below under the caption “Options Vesting on Change in Control.” Mr. Schwartz retired from Fuel Tech on December 31, 2009 and Mr. Graham’s employment with Fuel Tech ended upon his resignation on March 5, 2010.

Mr. Norris’ employment is scheduled to end upon his retirement from Fuel Tech on May 20, 2010. Pursuant to a Transition Agreement, dated April 1, 2010, between Fuel Tech and Mr. Norris, Mr. Norris will continue to serve as an employee and member of the Board of Directors of Fuel Tech until May 20, 2010 (the Transition Period), during which period he will continue to receive his current monthly salary. In addition, the Transition Agreement requires Mr. Norris and Fuel Tech to enter into a Separation Agreement at the end of the Transition Period. Under the Separation Agreement, Mr. Norris will receive a severance payment of $500,000, payable over a period of twelve months, and reimbursement for out of pocket COBRA insurance premium costs actually paid by Mr. Norris should he choose to continue his medical, dental or vision healthcare coverages through COBRA for a period of eighteen months. In addition, the Separation Agreement also contains a non-competition and non-solicitation covenant, prohibiting Mr. Norris from competing with the business of Fuel Tech for a period of twelve months following the end of his employment, as well as other customary provisions.

Options Vesting on Change in Control

Under the FTIP, all outstanding options shown in the table below “Outstanding Equity Awards at Fiscal Year-End” for the Named Executive Officers that are not vested will become immediately exercisable in the event that there is with respect to Fuel Tech, a “Change in Control.” A Change in Control takes place if (a) any person or affiliated group becomes the beneficial owner of 51% or more of Fuel Tech’s outstanding securities, (b) in any two-year period, persons in the majority of the board of directors cease being so unless the nomination of the new directors was approved by a majority of the directors then still in office who were directors at the beginning of such period, (c) a business combination takes place where the shares of Fuel Tech are converted to cash, securities or other property, but not in a transaction in which the stockholders of Fuel Tech have proportionately the same share ownership before and after the transaction, or (d) the stockholders of Fuel Tech approve of a plan of liquidation or dissolution of Fuel Tech.

Indemnification and Insurance

Under the Fuel Tech Certificate of Incorporation and the terms of individual indemnity agreements with the directors and executive officers, indemnification is afforded Fuel Tech’s directors and executive officers to the fullest extent permitted by Delaware law. Such indemnification also includes payment of any costs that an indemnitee incurs because of claims against the indemnitee and provides for advancement to the indemnitee of those costs, including legal fees. Fuel Tech is not, however, obligated to provide indemnity and costs where it is adjudicated that the indemnitee did not act in good faith in the reasonable belief that the indemnitee’s actions were in the best interests of Fuel Tech, or, in the case of a settlement of a claim, such determination is made by the Board.

Fuel Tech carries insurance providing indemnification, under certain circumstances, to all of its directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. The current annual premium for this policy is $246,589.

No payments have been made for such indemnification to any past or present director or officer by Fuel Tech or under any insurance policy.

Compensation Recovery Policies

Fuel Tech’s Board maintains a policy that it will evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer, if such executive engages in misconduct that caused or partially caused a restatement of financial results, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002. If the Board determines that circumstances warrant, Fuel Tech will seek to recover appropriate portions of the executive officer’s compensation for the relevant period, as provided by law.

Tax Deductibility of Executive Compensation

Fuel Tech reviews and considers the deductibility of executive compensation under the requirements of Internal Revenue Code Section 162(m), which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the Company’s incentive plans is generally fully deductible for federal income tax purposes.

Accounting for Equity-Based Compensation

On January 1, 2006, Fuel Tech began accounting for the equity-based compensation issued under the FTIP in accordance with the requirements of with FASB ASC Topic No. 718.

Summary of NEO Compensation

It has been Fuel Tech’s practice that overall NEO compensation consists of three primary elements: base salary, short-term incentive compensation based on financial performance, whether under the CIP in 2009, the EOIP in 2010, or a sales commission plan, and long-term incentives. The elements of overall compensation paid by Fuel Tech to its NEOs are reflected in the following chart.

The Committee determined the amounts to be paid to each NEO for fiscal 2009 as follows:

•	John F. Norris Jr., President and Chief Executive Officer: Mr. Norris’ compensation for 2009 consisted primarily of the following:

•	Base Salary: Mr. Norris’ base salary for 2009 was $500,000. No increase was made to Mr. Norris’ base salary from 2008.

•	Short Term Incentives: Because Fuel Tech failed to achieve the minimum EBIT financial metric in 2009 under the CIP, no CIP bonus payments were made to Mr. Norris for 2009.

•	Long Term Incentives: On May 20, 2009, Mr. Norris was granted 50,000 options to purchase Common Stock under the FTIP at an exercise price of $10.20 per share. The Committee determined to award Mr. Norris such options in light of his leadership in Fuel Tech’s acquisitions of the assets of Tackticks, LLC and Advanced Combustion Technology, Inc., the cost reduction initiative developed and implemented under his leadership and the identification of market opportunities in the United States and China, as well as certain of the stock option award factors enumerated in the Long-Term Incentives portion of the Compensation Elements section above. Mr. Norris retired from Fuel Tech on May 20, 2010.

•	John P. Graham, Senior Vice President, Treasurer and Chief Financial Officer: Mr. Graham’s compensation for 2009 consisted primarily of the following:

•	Base Salary: Mr. Graham’s base salary for 2009 was $300,000. No increase was made to Mr. Graham’s base salary from 2008.

•	Short Term Incentives: Because Fuel Tech failed to achieve the minimum EBIT financial metric in 2009 under the CIP, no bonus payments were made to Mr. Graham for 2009.

•	Long Term Incentives: On May 20 2009, Mr. Graham was granted 40,000 options to purchase Common Stock under the FTIP at an exercise price of $10.20 per share. The Committee determined to award Mr. Graham such options in light of his contributions to Fuel Tech’s acquisitions of the assets of Tackticks, LLC and Advanced Combustion Technology, Inc., the development and implementation of Fuel Tech’s cost reduction initiative and the establishment of updated revolving credit facilities for Fuel Tech, as well as certain of the stock option award factors enumerated in the Long-Term Incentives portion of the Compensation Elements section above. Mr. Graham resigned from Fuel Tech effective March 5, 2010.

•	Stephen P. Brady, Senior Vice President-Fuel Chem Sales: Mr. Brady’s compensation for 2009 consisted primarily of the following:

•	Base Salary: Mr. Brady’s base salary for 2009 was $228,000. No increase was made to Mr. Brady’s base salary from 2008.

•	Short Term Incentives: For 2009, Mr. Brady earned $212,520 in sales commission under the FUEL CHEM Plan discussed under the Compensation Elements section above.

•	Long Term Incentives: On May 20, 2009, Mr. Brady was granted 10,000 options to purchase Common Stock under the FTIP at an exercise price of $10.20 per share. The Committee determined to award Mr. Brady such options upon the recommendation of the Chief Executive Officer primarily to reflect Mr. Brady’s leadership in growing the FUEL CHEM line of business in 2008 as reflected by a record number of new customer signings as well as certain of the stock option award factors enumerated in the Long-Term Incentives portion of the Compensation Elements section above.

•	William E. Cummings, Senior Vice President, APC Sales: Mr. Cummings compensation for 2009 consisted primarily of the following:

•	Base Salary: Mr. Cummings’ base salary for 2009 was $190,000. No increase was made to Mr. Cummings’ base salary from 2008.

•	Short Term Incentives: For 2009, Mr. Cummings earned $45,657 in sales commission under the APC Plan discussed the under the Compensation Elements section above.

•	Long Term Incentives: On May 20, 2009, Mr. Cummings was granted 10,000 options to purchase Common Stock under the FTIP at an exercise price of $10.20 per share. The Committee determined to award Mr. Cummings such options upon the recommendation of the Chief Executive Officer in light of his role in the incorporation into the APC sales portfolio of new product offerings resulting from the acquisitions of the assets of Tackticks, LLC and Advanced Combustion Technology, Inc., as well as certain of the stock option award factors enumerated in the Long-Term Incentives portion of the Compensation Elements section above.

•	Nolan R. Schwartz, Vice President, Strategic Business Development: Mr. Schwartz’s compensation for 2009 consisted primarily of the following:

•	Base Salary: Mr. Schwartz’s base salary for 2009 was $225,000. No increase was made to Mr. Schwartz’s base salary from 2008.

•	Short Term Incentives: Because Fuel Tech failed to achieve the minimum EBIT financial metric in 2009 under the CIP, no bonus payments were made to Mr. Schwartz for 2009.

•	Long Term Incentives: On May 20, 2009, Mr. Schwartz was granted 10,000 options to purchase Common Stock under the FTIP at an exercise price of $10.20 per share. The Committee determined to award Mr. Schwartz such options in light of his role in Fuel Tech’s acquisitions of the assets of Tackticks, LLC and Advanced Combustion Technology, Inc. and his analysis and identification of strategic market opportunities, as well as certain of the stock option award factors enumerated in the Long-Term Incentives portion of the Compensation Elements section above. Mr. Schwartz retired from Fuel Tech on December 31, 2009.

SUMMARY COMPENSATION TABLE

The table below sets forth information concerning fiscal years 2009, 2008 and 2007 compensation awarded to, earned by or paid in all capacities to the “Named Executive Officers,” who are the President and Chief Executive Officer, Treasurer and Chief Financial Officer, and each of the three most highly compensated executive officers other than the President and Chief Executive Officer or the Treasurer and Chief Financial Officer, whose total compensation exceeded $100,000.

(a)	(b)	(c)	(f)	(g)	(i)	(j)
			Option	Non-Equity Incentive	All Other
		Salary	Awards(5)	Plan Compensation(6)	Compensation(7)
Name & Principal Position	Year	$	$	$	$	Total

Douglas G. Bailey(1)	2009	45,000	59,778	—	1,350	106,128
President and Chief	2008	285,000	94,530	—	1,393	380,923
Executive Officer — Interim	2007	45,000	—	4,960	1,490	51,450
John F. Norris Jr.(2)	2009	500,000	298,890	—	27,762	826,652
Former President and Chief	2008	475,917	661,710	—	46,530	1,184,157
Executive Officer	2007	406,916	—	88,504	58,741	554,161
John P. Graham(3)	2009	300,000	239,112	—	24,897	564,009
Senior Vice President,	2008	201,153	605,550	—	18,098	824,801
Treasurer and	2007	—	—	—	—	—
Chief Financial Officer
Stephen P. Brady	2009	228,000	59,778	212,520	24,839	525,137
Senior Vice President —	2008	225,833	283,590	—	33,920	543,343
Fuel Chem Sales	2007	212,500	—	29,393	35,059	276,952
William E. Cummings	2009	190,000	59,778	45,657	19,668	315,103
Senior Vice President —	2008	183,750	189,060	—	20,266	393,096
APC Sales	2007	174,167	—	174,658	50,061	398,886
Nolan R. Schwartz(4)	2009	225,000	59,778	—	24,231	309,009
Vice President, Strategic	2008	223,833	94,530	—	23,534	341,897
Business Development	2007	217,547	—	15,046	23,534	256,127

(1)	Amounts shown reflect the salary Mr. D.G. Bailey received for his role as Deputy Chairman, including a payment of $240,000 in employee compensation made in December 2008 for services rendered in connection with Fuel Tech’s merger and acquisition activities in fiscal 2007 and 2008. From April 1, 2010 forward, Mr. Bailey shall receive the following as compensation in his role as President and Chief Executive Officer, on an interim basis: a monthly salary of $32,500; a Participation Percentage of 37.5% in the Executive Officer Incentive Plan; and participation in the benefit and welfare programs offered by Fuel Tech to its employees from time to time. During the time Mr. D.G. Bailey serves as President and Chief Executive Officer and also as Chairman of the Board for Fuel Tech, Mr. D.G. Bailey will receive no compensation for his duties as Chairman of the Board.

(2)	Mr. Norris resigned as President and Chief Executive Officer of Fuel Tech on April 1, 2010. He will retire from Fuel Tech on May 20, 2010.

(3)	Mr. Graham resigned from Fuel Tech effective March 5, 2010. All options granted to Mr. Graham in 2009 expired unvested as of such date.

(4)	Mr. Schwartz retired from Fuel Tech effective December 31, 2009.

(5)	Amounts shown for option awards represent compensation expense recognized by Fuel Tech in the applicable fiscal year calculated in accordance with Accounting Standards Codification (ASC) Topic No. 718, Compensation — Stock Compensation. The assumptions made for this calculation are set out in Note 6 to Fuel Tech’s Consolidated Financial Statements for 2009 which are included in Fuel Tech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the Securities and Exchange Commission on March 5, 2010. The amounts shown do not represent cash paid to the Named Executive Officers.

(6)	The amount of the incentive bonus awarded to each Named Executive Officer in March 2008 for fiscal 2007 performance was based on the metrics and other criteria described in the Compensation Discussion and Analysis section above for the Corporate Incentive Plan. The amounts of sales commission paid to Messrs. Brady and Cummings for commission earned in 2009 was based on the criteria described in the Compensation Discussion and Analysis section above for the FUEL CHEM Officer Sales Commission Plan and APC Officer Sales Commission Plan.

(7)	“All Other Compensation” includes for each of the Named Executive Officers, matching contributions and profit sharing allocations to the Fuel Tech 401(k) Plan; medical and dental plan expense; expense for life, accidental death and dismemberment and long-term disability insurance; and, for Mr. Norris, it also includes reimbursement for commuting and housing expenses of $9,150 through April 30, 2008 and $23,590 for 2007.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009
TO NAMED EXECUTIVE OFFICERS

					All Other
					Option
		Estimated Future Payouts			Awards:	Exercise or	Closing Price	Grant Date
		Under Non-Equity Incentive			Number of	Base Price of	per Share	Fair Value
		Plan Awards(1)			Securities	Option	($/Sh) on	of Stock
Name	Grant Date	Threshold	Target	Maximum	Underlying	Awards(2)	Grant Date	Option and
(a)	(b)	(c)	(d)	(e)	Options (#)	($/Sh) (k1)	(k2)	Awards(3)

Douglas G. Bailey	05.20.09	—	—	—	10,000	$10.20	$10.16	$59,778
John F. Norris Jr.	05.20.09	—	—	—	50,000	$10.20	$10.16	$298,890
John P. Graham	05.20.09	—	—	—	40,000	$10.20	$10.16	$239,112
Stephen P. Brady	05.20.09	—	—	—	10,000	$10.20	$10.16	$59,778
William E. Cummings	05.20.09	—	—	—	10,000	$10.20	$10.16	$59,778
Nolan R. Schwartz	05.20.09	—	—	—	10,000	$10.20	$10.16	$59,778

(1)	No grants under the CIP were made in fiscal 2009. Information regarding the employee group allocation percentages and targeted payouts under the CIP for 2009 is set forth in the Compensation Discussion and Analysis section above for the Corporate Incentive Plan. The terms of the CIP are as described in the Compensation Discussion and Analysis section above under the caption “CIP Structure.” For 2010, Mr. D.G. Bailey will participate in the EOIP, and Messrs. Brady and Cummings will participate in the FUEL CHEM Plan and APC Plan, respectively.

(2)	The exercise price of these stock options is at fair market value on the date of the awards which value is calculated as the mean of the high and low trading prices for Fuel Tech’s common stock on the NASDAQ Stock Market, Inc. on that date. These options were non-qualified stock options for a term of 10 years vesting on the second anniversary of grant as to 50% of the shares shown and 25% of such shares on each of the third and fourth anniversaries of grant.

(3)	The fair value shown for these option awards is calculated in accordance with FASB ASC Topic No. 718 based on the grant date fair value. The assumptions made for this calculation are set out in Note 6 to Fuel Tech’s Consolidated Financial Statements for 2009 which are included in Fuel Tech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as filed with the Securities and Exchange Commission on March 4, 2010. The amounts shown do not represent cash paid to the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009
FOR NAMED EXECUTIVE OFFICERS

There were no exercises of options by, or stock vested for, any Named Executive Officer in fiscal year 2009.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END
FOR NAMED EXECUTIVE OFFICERS

For each of the options described below, the option expiration date is the 10th anniversary of the grant date; each of these options vests 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date. See the text under the caption “Equity Grant Practices” in the Compensation Discussion and Analysis above.

Option Awards
(a)	(b)	(c)	(e)	(f)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

Douglas G. Bailey	10,000		$3.60	06/13/2011
President and Chief Executive Officer	10,000		$6.27	06/06/2012

	Option Awards
(a)	(b)	(c)	(e)	(f)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

	10,000		$4.20	05/29/2013
	40,000		$3.80	12/09/2013
	15,000		$4.68	12/07/2014
	12,500		$8.46	12/06/2015
	7,500	2,500	$25.49	12/07/2016
	5,000	5,000	$17.82	03/07/2018
		10,000	$10.20	05/20/2019
John F. Norris Jr.,	100,000		$11.40	05/20/2015
Former President and	56,250	18,750	$25.49	05/20/2015
Chief Executive Officer(1)	35,000	35,000	$17.82	05/20/2015
		50,000	$10.20	05/20/2015
John P. Graham(2)		50,000	$22.60	05/08/2018
Senior Vice President,		40,000	$10.20	05/20/2019
Chief Financial Officer and Treasurer
Stephen P. Brady	6,250		$3.80	12/09/2013
Senior Vice President —	20,000		$4.68	12/07/2014
Fuel Chem Sales	40,000		$8.46	12/06/2015
	30,000	10,000	$25.49	12/07/2016
	15,000	15,000	$17.82	03/07/2018
		10,000	$10.20	05/20/2019
William E. Cummings	2,500		$3.80	12/09/2013
Senior Vice President —	5,000		$4.68	12/07/2014
APC Sales	15,000		$8.46	12/06/2015
	11,250	3,750	$25.49	12/07/2016
	10,000	10,000	$17.82	03/07/2018
		10,000	$10.20	05/20/2019
Nolan R. Schwartz(3)	10,000		$3.59	12/31/2014
Vice President, Strategic Business Dev.	10,000		$6.26	12/31/2014
Development	10,000		$4.19	12/31/2014
	30,000		$3.80	12/31/2014
	20,000		$4.68	12/31/2014
	20,000		$8.46	12/31/2014
	15,000		$25.49	12/31/2014
		10,000	$10.20	12/31/2014

(1)	Mr. Norris resigned as President and Chief Executive Officer of Fuel Tech effective April 1, 2010. He will retire from Fuel Tech effective May 20, 2010, at which time, his vested options under each of his stock option agreements with the Company, as of May 20, 2010, shall have a five year exercise period, while all unvested options as of that date will expire.

(2)	Mr. Graham resigned from Fuel Tech effective March 5, 2010, at which time all unvested stock options expired.

(3)	Mr. Schwartz retired from Fuel Tech on December 31, 2009. As a retiree whose retirement age was deemed by the Board to meet the Company’s early age retirement consent policy on December 24, 2009, all his vested options under each of his stock option agreements with the Company, as of December 31, 2009, have a five year exercise period while all unvested options as of that date expired.

DIRECTOR COMPENSATION

Fuel Tech uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its Board. In setting director compensation, Fuel Tech considers the role of the directors, the amount of time that directors expend in fulfilling their duties as well as the expertise required of Board members.

Cash Compensation for Directors

Fuel Tech non-employee directors receive annual cash retainers and meeting fees. The annual retainers, payable in arrears, were in 2009, $25,000 for Board service and $5,000 for service as a committee chairman. Meeting fees are $1,200 for a Board meeting, a committee meeting not connected with a Board meeting or otherwise for a day of service as a director and requested by the Chairman, and $600 for a committee meeting that occurs in conjunction with a Board meeting. Under the Deferred Compensation Plan for Directors, non-employee directors are entitled to defer fees in either cash with interest or share equivalent “Units” until fixed dates, including the date of retirement from the Board, when the deferred amounts will be distributed either in Fuel Tech stock or in cash in a lump sum or over a period of five years, as the director elects.

Equity Compensation for Directors

Under the Fuel Tech, Inc. Incentive Plan, each non-employee director is awarded as of the first business day following the annual meeting of stockholders, a non-qualified stock option for 10,000 shares of Fuel Tech common for a term of 10 years vesting immediately. As noted in the table below, on May 22, 2009, 10,000 share options were awarded to each non-employee director at the exercise price of $9.965 per share, the fair market value of Fuel Tech common stock on that date, and an additional 10,000 shares options were awarded to Mr. Ralph E. Bailey at the same exercise price for services as Chairman on the recommendation of the Compensation and Nominating Committee.

DIRECTOR COMPENSATION IN FISCAL YEAR 2009

The following table shows for the Fuel Tech non-employee directors all compensation paid in 2009 on account of fees and stock option awards. Directors employed by Fuel Tech or its subsidiaries receive no compensation for their service as directors, and accordingly, during any time either of them was employed by Fuel Tech, neither Mr. D.G. Bailey nor Mr. Norris received any fees or stock options for their participation on the Board. Disclosure regarding Mr. D.G. Bailey’s and Mr. Norris’ compensation for fiscal 2009 is contained under the caption “Summary Compensation Table” above.

(a)	(b)	(d)	(f)	(h)
			Change in Pension
	Fees Earned	Option	Value and Nonqualified
	or Paid in	Awards	Deferred Compensation	Total
Name	Cash ($)	($)(1)	Earnings(2)	($)

Ralph E. Bailey	38,200	116,800	(99,423)	55,577
Miguel Espinosa	56,400	58,400	—	114,800
Charles W. Grinnell	34,917	58,400	—	93,317
Thomas L. Jones	47,800	58,400	(22,029)	84,171
John D. Morrow	50,200	58,400	—	108,600
Thomas S. Shaw, Jr.	58,800	58,400	—	117,200
Delbert L. Williamson	46,600	58,400	—	105,000

(1)	The amount of $5.84 is the fair value of these options on the grant date calculated in accordance with FASB ASC Topic No. 718. The amounts shown do not represent cash paid to the directors.

(2)	These amounts reflect an increase/decrease in the value of deferred units under the Deferred Compensation Plan for Directors due to the increase/decrease in value of Fuel Tech Common Stock during the year 2009.

NON-EMPLOYEE DIRECTORS OUTSTANDING STOCK OPTIONS AT 2009 FISCAL YEAR END

The following table shows the outstanding stock options as of December 31, 2009 for non-employee directors as of such date, all of which are fully vested except as noted below.

		Number of Securities
		Underlying Unexercised	Option Exercise
Name	Grant Date	Options # (Exercisable)	Price ($)

Ralph E. Bailey	06/13/2001	10,000	$3.595
	06/06/2002	10,000	$6.265
	05/29/2003	10,000	$4.195
	06/03/2004	10,000	$4.565
	06/03/2005	10,000	$5.995
	06/02/2006	10,000	$15.950
	05/24/2007	10,000	$26.255
	05/23/2008	20,000	$22.920
	05/22/2009	20,000	$9.965
Miguel Espinosa	06/06/2002	10,000	$6.265
	05/29/2003	10,000	$4.195
	06/03/2004	10,000	$4.565
	06/03/2005	10,000	$5.995
	06/02/2006	10,000	$15.950
	05/24/2007	10,000	$26.255
	05/23/2008	10,000	$22.920
	05/22/2009	10,000	$9.965
Charles W. Grinnell	02/02/2002	15,000	$5.980
	12/09/2003	15,000	$3.800
	12/07/2004	10,000	$4.680
	12/06/2005	7,500	$8.460
	12/07/2006	5,000	$25.490
	02/25/2009	10,000	$8.920
	05/22/2009	10,000	$9.965
Thomas L. Jones	06/03/2005	10,000	$5.995
	06/02/2006	10,000	$15.950
	05/24/2007	10,000	$26.255
	05/23/2008	10,000	$22.920
	05/22/2009	10,000	$9.965
John D. Morrow	06/03/2004	10,000	$4.565
	06/03/2005	10,000	$5.995
	06/02/2006	10,000	$15.950
	05/24/2007	10,000	$26.255
	05/23/2008	10,000	$22.920
	05/22/2009	10,000	$9.965
Thomas S. Shaw, Jr.	06/13/2001	10,000	$3.595
	06/06/2002	10,000	$6.265
	05/29/2003	10,000	$4.195
	06/03/2004	10,000	$4.565
	06/03/2005	10,000	$5.995
	06/02/2006	10,000	$15.950
	05/24/2007	10,000	$26.255
	05/23/2008	10,000	$22.920
	05/22/2009	10,000	$9.965
Delbert L. Williamson	05/23/2008	10,000	$22.920
	05/22/2009	10,000	$9.965

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships and transactions in which Fuel Tech and its directors and executive officers or their immediate family members are participants or have other conflicts of interest are reviewed and approved by the Audit Committee. Although our Audit Committee has not adopted a written policy for the review and approval of related party transactions, in determining whether to approve or ratify any such transaction, the Audit Committee considers, in addition to such other factors it may deem appropriate in the circumstances, whether (i) the transaction is fair and reasonable to the Company, (ii) under all of the circumstances the transaction is in, or not inconsistent with, the Company’s best interests, and (iii) the transaction will be on terms no less favorable to the Company than could have been obtained in an arms’ length transaction with an unrelated third party. The Audit Committee, in its discretion, may request information from any party to facilitate its consideration of a matter. However, the Audit Committee does not allow a director to participate in any review, approval or ratification of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction.

Relationships with American Bailey Corporation

Ralph E. Bailey is Chairman and Douglas G. Bailey is President and Chief Executive Officer of ABC; both are directors and stockholders of ABC. ABC is a sub-lessee under Fuel Tech’s November, 2009 lease of its Stamford, Connecticut offices, and was previously the sub-lessee under Fuel Tech’s September, 2004 lease for a separate office location. The current lease expires in 2020. In 2009, 2008 and 2007, American Bailey paid or reimbursed Fuel Tech $112,000, $114,000 and $93,000 for rent and certain lease related and administrative expenses.

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

Fuel Tech believes that all reports required to be filed under Section 16(a) of the Securities and Exchange Act of 1934 for the year 2009 were timely filed except for the following six instances: that a Form 4 for Mr. Grinnell due on March 1 was filed on March 17; due for Mr. R.E. Bailey on April 2 was filed April 7; due for Mr. Dougherty on March 28 was filed April 9; due for Mr. Jones on April 2 was filed on April 15; due for Mr. Schwartz on May 22 was filed May 27; and due for Cummings on May 22 was filed May 27.

Other Business

Management knows of no other matters that may properly be, or are likely to be, brought before the Annual Meeting other than those described in this Proxy Statement.

Stockholder Proposals

Stockholder proposals intended for inclusion in the proxy statement and proxy to be mailed to all stockholders entitled to vote at the annual meeting of stockholders to be held in the year 2011 must be received in writing addressed to the Board of Directors or the Secretary of Fuel Tech at 27601 Bella Vista Parkway, Warrenville, IL 60555 on or before December 19, 2010, and, if not received by such date, may be excluded from the proxy materials.

Communicating With the Board of Directors

Any stockholder desiring to send a communication to the Board of Directors, or any individual director, may forward such communication to the Secretary to the address provided above for stockholder proposals. Under procedures fixed from time to time by the independent directors, the Secretary will collect and organize all such communications and forward them to the Board or individual director. Fuel Tech generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Fuel Tech.

FUEL TECH, INC.

Albert G. Grigonis
Secretary

April 26, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Fuel Tech, Inc.

INTERNET
http://www.proxyvoting.com/ftek
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

		FOR all nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the left	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

1.	To approve the election as directors of Nominees	☐	☐	☐	2.	To ratify the appointment of Grant Thornton LLP as Fuel Tech’s independent registered public accounting firm for the year 2010.	☐	☐	☐
	01 Douglas G. Bailey 02 Ralph E. Bailey 03 Miguel Espinosa 04 Charles W. Grinnell	05 Thomas L. Jones 06 John D. Morrow 07 Thomas S. Shaw, Jr. and 08 Delbert L. Williamson

	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

	Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Please sign exactly as name appears. If acting as attorney, executor, trustee or in other representative capacity, insert name and title.

You can now access your Fuel Tech, Inc. account online.
Access your Fuel Tech, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Fuel Tech, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/ftek
▼ FOLD AND DETACH HERE ▼

PROXY	PROXY
Solicited by the Board of Directors
Fuel Tech, Inc.
Annual Meeting of Stockholders - May 20, 2010
      The undersigned hereby appoints Douglas G. Bailey, Ralph E. Bailey, or Albert G. Grigonis, each acting singly, with full power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Fuel Tech, Inc. (“Fuel Tech”) which the undersigned may be entitled to vote at the annual meeting of stockholders of Fuel Tech to be held at 10:00 a.m., local time, at the Wyndham Lisle -Chicago Hotel & Executive Meeting Center, 3000 Warrenville Road, Lisle, Illinois 60532 on Thursday, May 20, 2010, and at any adjournments or postponements of the meeting, as provided on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the notice of meeting and accompanying proxy statement. The Board of Directors recommends a vote for election as director of each of the nominees and for approval of each other agenda item, and, if no direction is given, this proxy will be voted for all nominees and for such other items.
IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

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